Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

January 15, 2015

American International Group, Inc.,

175 Water Street,

New York, New York 10038.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the prospectus supplement dated January 12, 2015 (the “Prospectus Supplement”) to the prospectus dated June 29, 2012 (the “Prospectus”) contained in the registration statement under the Securities Act of 1933 (the “Act”) on Form S-3 that you filed with the Securities and Exchange Commission (the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters relating to the 3.875% Notes due 2035 and the 4.375% Notes due 2055 offered pursuant to the Prospectus Supplement is as set forth under the caption “Material United States Taxation Considerations — Taxation of Debt Securities” in the Prospectus, as updated and supplemented by the discussion under the caption “Material United States Taxation Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8–K filed with the Securities and Exchange Commission and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Material United States Taxation Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP